UNITED STATES

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EDGAR ONLINE, INC.

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The following is a copy of the transcript of EDGAR Online, Inc.’s (“EDGAR Online”) investor call on June 24, 2010 relating to the Agreement and Plan of Merger, dated as of June 23, 2010, among EDGAR Online, UBM Acquisition Corp. and UBMatrix, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, and welcome to the EDGAR Online Investor Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Philip Moyer, CEO for EDGAR Online. Thank you, Mr. Moyer. You may begin.

Philip Moyer, Chief Executive Officer and President

Thank you, LaTanya. Good morning, and thank you for joining me today as EDGAR Online makes an exciting announcement, that we have signed a definitive merger agreement with UBmatrix. I’m Philip Moyer, CEO and President of EDGAR Online. Joining me this morning is Ron Fetzer, Interim CFO of EDGAR Online and Sunir Kapoor, President and CEO of UBmatrix.

Before we begin our remarks, we would like to remind everyone that the statements made in this call, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Our actual results may differ substantially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in our quarterly reports on Form 10-Q and Annual Reports on Form 10-K, which are filed with the Securities and Exchange Commission, and the Form 8-K and proxy statement we file in advance of the shareholder vote on this proposed transaction.

Under the terms of the agreement, which is subject to the approval of EDGAR Online shareholders, EDGAR Online will acquire 100% ownership of UBmatrix, including all intellectual property, customer contracts, software, other agreements, assets and of course, we are having the valued employees of UBmatrix join EDGAR Online.

Investors in UBmatrix will receive a combination of EDGAR Online convertible preferred and common stock that will be equivalent to a 16% ownership interest in the fully diluted equity of EDGAR Online. We will be filing a preliminary proxy as soon as we can to provide more details on the structure of this transaction along with the date of the new annual meeting.

We believe the merger of EDGAR Online and UBmatrix is a strategic combination, which will reunite some of the most respected technology partnerships and people in the XBRL industry. We believe customers and partners will benefit from this merger because they will be able to rely on a single end-to-end provider of XBRL software, services, and data across the entire financial information supply chain.

I would like to take a few minutes to provide our perspective on why we believe the merger of our two companies is the right strategic move and creates a much more powerful offering in the marketplace. EDGAR Online has created two important assets in this market, the first is a reliable, high-quality XBRL filling service that can convert a company’s 10-K, 10-Q into XBRL format that consistently passes validation with the SEC.

The second is an XBRL data set and analysis tools that allow financial professionals to investigate and analyze thousands of historic XBRL data elements for thousands of public companies.

UBmatrix’s assets are equally important in the XBRL industry and complementary to EDGAR Online. UBmatrix has developed software, which includes products that manage and validate filings for regulators, and this technology has been selected by some of the largest regulators in the world. Through Keane Federal Systems, the U.S. Securities and Exchange Commission uses UBmatrix’s regulatory software to manage and validate the XBRL filings in the market, as does the FDIC and many international regulators including Banque de France and the Italian Chamber of Commerce.

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UBmatrix also has partnered with the Deloitte, Capgemini, CIBER, CSC, NTT DATA and other marquee firms to market and deploy their software with regulators. This regulatory software business represents over 75% of UBmatrix’s revenues. UBmatrix’s OEM software business is just as impressive as its regulatory business. UBmatrix has created software technology that can be used by companies building self-tagging solutions. Both Oracle and SAP have already licensed UBmatrix’s software technology and embed it into their compliance offerings.

In 2009, SAP launched its SAP BusinessObjects XBRL publishing tool with UBmatrix. In April of this year Oracle launched its Hyperion Disclosure Manager product with UBmatrix’s XBRL processing engine embedded as part of their solution. We are excited to add these two premier partners to the list of companies we will work with to provide XBRL filing solutions.

We believe combining EDGAR’s filing services and data products with UBmatrix’s software products creates an unmatched global leader in XBRL. With this merger, we will able to provide end-to-end solutions along the entire financial information supply chain for companies that file, regulators that manage, analysts that research and professional investors who rely on accurate, transparent data to make the most informed decisions.

We believe that customers will require a wide variety of solutions to meet regulatory requirements around the world, from self-service to full service. We believe that the complexity in detailed tag footnotes in the U.S. will require additional technology, and that even less complex regulatory environments in other countries will be conducive to higher numbers of self-filers than we have forecasted here in the U.S.

UBmatrix already develops and distributes software that can be used independently by self-taggers, embedded in other enterprise software vendors reporting solutions or in full service outsource solutions. We believe that the combination of our two software development organizations along with the combination of our multiple channel relationships will provide customers with even more choices to fulfill their regulatory obligations. We feel that this combination can also create more efficiency in our development efforts and revenue opportunities for the code we’re both writing.

It’s also important to consider the global benefits of this combination. Given the global reach in this regulatory business, UBmatrix has built its software to support a wide range of filing taxonomies around the world. For example, UBmatrix’s software has recently been certified by the U.K.’s Her Majesty’s Revenue and Customs for XBRL filing. This is a highly valuable designation, since as of May 2011, all 1.7 million private and public companies in the U.K. must file with Her Majesty’s Revenue and Customs in XBRL format.

EDGAR Online and UBmatrix’s market strategies are highly complementary. Integrating our respective software, service and data offerings, we will be creating a company that has a broader opportunity to create value. Our customer base will expand to include issuers, regulators, analysts and investors. Our partner relationships will expand to include software companies and systems integrators. Our XBRL intellectual bench will deepen to include the creators of XBRL and ownership of the first XBRL patent in the industry.

By expanding customers, relationships, markets and intellectual capacity, we believe that we will be better positioned to pursue the opportunity in this highly dynamic market. For our customers and partners, we believe this merger provides a great opportunity to select one XBRL vendor to rely on for filing and validation services. Regardless of whether the need is self-service, integrated, reporting or full service. They will be able to rely on the same validation and filing engine that regulators like the SEC rely on.

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For our regulatory customers, we are excited to bring the real world insights for our experience with filers and investors back into the XBRL regulatory process. For our investor and analyst customers, we can bring insights and reliability to the data and tools they need because we are working with that information from its inception.

In some ways, you can think about our strategy as straight-through processing for XBRL data, from the ERP system to the regulator to the end user. We are truly excited about this transaction and the opportunities that it provides.

The XBRL market has changed tremendously over the past 6 to 12 months, and that dynamic is expected to continue. However, the market is clearly growing, and custom requirements are quickly evolving. We believe our investors will benefit from the accelerated growth potential that this merger creates, because it significantly broadens the customer base, partner relationships and XBRL markets that EDGAR Online can serve.

With that, I would like to turn the call over to Sunir Kapoor, the CEO and President of UBmatrix to provide his perspective on this combination.

Sunir Kapoor, President and Chief Executive Officer, UBmatrix

Thank you, Phil. For those on this call not familiar with UBmatrix, a little history about the company. UBmatrix has been a driving force in the XBRL market for over eight years, pretty much from the beginning. With our headquarters in Silicon Valley and core development in Bellevue, Washington, the DNA of the company is really centered around software. We’re an enterprise software company with an experienced management team and staff coming from the world’s leading software companies. We build products for this market space.

We’ve watched the market for XBRL products evolve from a gleam in Charlie Hoffman’s eye, one of the founders and creators of XBRL originally, and an employee of the company. To an international standard in use by regulators across the world. At UBmatrix, we’ve worked with the international standards bodies to evolve the XBRL certification; we have been the leading implementer in software as certifications have been brought to the full standard. And we have participated in the development of XBRL support for U.S. GAAP and use with the SEC. XBRL support for IFRS for the other 91, 92 countries around the world using that accounting standard, and of course XBRL support for banking compliance standards such Basel II in Europe.

We’ve captured some of the leading regulators with our customers and leading software application vendors as our partners. And as Phil mentioned, we see the use of XBRL accelerating and the combination of these two companies really creating a truly unbeatable source of XBRL software, services and data for filers, regulators and analysts. Phil.

Philip Moyer, Chief Executive Officer and President

Thank you, Sunir. As mentioned we’re filing additional documents over the next few days including proxy materials in advance of our Annual Meeting in the next few weeks that will provide additional financial information on UBmatrix and the proposed transaction. But I’d like to ask Ron Fetzer, our current CFO, to provide you with some more details of the proposed transaction.

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Ronald P. Fetzer, Interim Chief Financial Officer

Thank you, Philip. I’d just like to provide a quick overview of the financial aspects of the transaction. In exchange for 100% of the outstanding ownership interest of UBmatrix, EDGAR Online will issue a total of 74,379 shares of EDGAR Online Series C convertible preferred shares and 2,685,088 EDGAR Online common shares.

Each share of Series C convertible preferred stock is convertible into 100 shares of EDGAR Online common at a conversion price of $1.45 per share. The preferred share is carrying an approximate 11.4% dividend payable in additional shares of Series C convertible preferred shares for a period of approximately four years and three months, similar to the Series B preferred we issued back in January.

Including dividends the Series C convertible will ultimately be convertible into 8,128,530 shares of common stock. Out of the 2.685 million common shares that will be issued immediately, approximately 1.622 million shares will be held in escrow for a period of 12 months and consideration of any indemnification claims.

The common and convertible shares issuable under the merger agreement have been calculated to provide ownership of approximately 16% of EDGAR Online’s fully diluted common shares after all preferred dividends, dilutive securities, and options are considered.

One item of note is that a principal condition of the merger agreement is that UBmatrix be capitalized by its current shareholders with approximately 1.8 million in cash at the time of signing of the merger agreement. UBmatrix expects to earn pro forma calendar year revenues of approximately 5.1 million in 2010, including the recognition of 1.3 million in deferred revenues from prior years.

Also simultaneous with the closing of the merger agreement, the principal investor in UBmatrix will purchase 12,637 shares of EDGAR Online Series C convertible preferred stock for 2 million cash.

With that, I’d like to turn the call back over to Philip.

Philip Moyer, Chief Executive Officer and President

Thanks very much, Ron. We’re proud to present this strategic merger to our investors, our customers, our partners, and employees. It is a natural and strategic progression in the evolution of EDGAR Online as the only pure XBRL company in the public markets, and the company best positioned to revolutionize company financial reporting, and information.

We appreciate the support of our investors that they have given to us, to our vision and we look forward to your support of the strategic transaction for EDGAR Online.

With that, I’d like to open the call for questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from John Dawson with Dawson Capital Management. Please proceed with your question.

<Q – Jonathan Dawson>: Hey, Ron, I didn’t catch the – I caught the 1.3 million of deferred revenues that will be realized. What was the other figure?

<A – Ronald Fetzer>: 5.1 million pro forma calendar year 2010 total revenue.

<Q – Jonathan Dawson>: Okay, thank you. And then the second question, does Bain Capital have an interest in this company?

<A – Philip Moyer>: No.

<Q – Jonathan Dawson>: Okay. Thank you.

Operator: Our next question comes from Robert Renck with R.L. Renck & Company. Please proceed with your question.

<Q – Robert Renck>: Yes, Ron, I’d like to – in terms of going over the capital structure. Could you break out – you said there were 12,697 shares of Series C being purchased for 2 million cash? How many shares of common does that translate into?

<A – Ronald Fetzer>: That translates on day one?

<Q – Robert Renck>: No, on the same basis you, that you did for the UBmatrix shares?

<A – Ronald Fetzer>: Ultimate shares is 1,381,000 approximately.

<Q – Robert Renck>: Okay. So in terms of the ownership on a pro forma basis with the 16%, can you give us just a quick rundown of existing shareholders excluding Bain, what Bain will own in terms ultimately in terms of number of shares and percentage, what UBmatrix will own and the UBmatrix investor?

<A – Ronald Fetzer>: Bob, I don’t know if really I’m prepared right at this point to go through – there is a lot of math involved. We do intend to present all that information in the proxy in detail.

<Q – Robert Renck>: Okay. Well, the 16% that you talked about for UBmatrix, is that after including the 1.3 million for their investor?

<A – Ronald Fetzer>: You know, what it’s – the 1.3 million was considered a separate transaction, I think in total though when you consider all dilutive shares it’s not far from 16%.

<Q – Philip Moyer>: Re-total. Yeah, we will detail that out in the proxy. So that -

<Q – Robert Renck>: And you’ll give us the identity of the investor?

<A – Philip Moyer>: I mean, I think, we’ll attempt to. I mean, we’ll make sure that – we’ll see if there’s any kind of restrictions on us doing that. I don’t know if there are or are not.

<A – Ronald Fetzer>: Yeah. I think, sorry to interrupt, Phil, but I think certainly whatever is in the agreement will be filed shortly.

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<Q – Robert Renck>: Can you tell us, because it’s going to be in the proxy. How did this acquisition come about and how long you’ve been negotiating it?

<A – Philip Moyer>: I will say that UBmatrix, I’ve been, I’ll speak personally about this is that, I’ve been very – I’ve admired UBmatrix and their strategy for a long time. And so I’ve known UBmatrix for many years. As I’ve watched their strategy evolve and watched their regulatory business and both the OEM business evolve. On many, many occasions, we’ve talked about that there’s an opportunity for partnership between our organization and really over the – really I would say since about the early springtime. We just basically said, listen this makes more and more sense and so I would say that it’s been a short window from a formal suggestion to closure of this thing today. But it’s something quite frankly that as I look at, I would say strategically for a long time that it certainly could expand markets, that we’ve been talking to about our investors, expand partnerships and do a whole number of things and so I would say from idea versus execution, idea, I had it in my mind for a long time, execution it’s been, I’ll say roughly about three or four months or so I would say that we’ve really been working hard on this.

<Q – Robert Renck>: And one question for Mr. Kapoor I believe that your company was capitalized originally with a private equity investment of $5 million. You’re going to have 1.8 million in cash, can you – $5.1 million of revenue is good for the coming year, can you tell us what it was for the year just ended fiscal 2009 and can you tell us anything about the nature of your cash flow?

<A – Sunir Kapoor>: Sure, I mean, I can respond to a couple of questions, in our audited fiscal year which ended September 30, 2009, we did 3.8 million in GAAP recognized revenue and the preceding year fiscal ‘08 we did 1.3. So we are confident about our continued growth.

I would say that in terms of cash flow, we’re a very, very typical enterprise software business, we generally don’t sell direct, we sell through partners, so the margins you would expect and the economic profile you would see of other software companies, enterprise software companies, were pretty much characteristic our ours. I think that, those are the highlights, did I miss anything of your question?

<Q – Robert Renck>: I think you originally – I believe you originally capitalized at $5 million from private equity. Have you – and you’re not going to have any debt – I’m just trying to get an idea of whether your cash flow is, which is really what I’m looking at. Whether your cash flow was positive, negative, increasing, decreasing, whether you’ve been bleeding cash or generating cash?

<A – Philip Moyer>: We’ll cover more of that in the proxy statement. It’s some of the things that we’re required to lay out. And so, I’d like to us to be able to find that in the proxy statement and also do not – I don’t want to forecast cash flow on this call. So, I’d prefer that we address that in the proxy statement. So that -

<Q – Robert Renck>: Thank you.

<A – Philip Moyer>: Okay.

Operator: [Operator Instructions] Our next question comes from Steven Hart with Heller Capital. Please proceed with your question.

<Q – Steven Hart>: Hi, Philip. I guess you just kind of answered that. I wanted to know what were the losses associated with this company in ‘09. Is that something you won’t answer?

<A – Philip Moyer>: That’s something that like I said, what we’d like to do is make sure that we have had our auditors look at the numbers that are inside of the proxy and that it adequately represents things to all investors in a way that we feel comfortable documenting, so.

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<Q – Steven Hart>: Okay. And I guess as Robert just asked, up to now just $5 million has been invested in this business, is that accurate?

<A – Sunir Kapoor>: No. No, that is not accurate.

<Q – Steven Hart>: How much money has been invested to-date into your company?

<A – Sunir Kapoor>: Well I think to Phil’s point, I mean you’ll see all of those disclosures in the coming days and weeks. And I believe the history will be there. Draper Fisher which was our primary Silicon Valley investor, first invested in the company back in early 2005 and that would be the first investment they made and that was a $5 million investment. The company – our predecessor company had been around for some years prior to that. And there has been subsequent capital investment, as you would expect with a very typical Silicon Valley startup funded business. And that’s all I would say at the moment but the total capital in, I believe you’ll find in the proxy statements that are going to be filed. It does exceed $5 million.

<Q – Steven Hart>: Well, I mean clearly you know the number. Why is it so secretive? Why can’t you – is it 10, 15, $20 million, just give us a -

<A – Sunir Kapoor>: I have no problem at all answering it, Phil, if that’s okay with you.

<A – Philip Moyer>: Yeah. No, I’d rather not give out piecemeal numbers here and there and, but it is north of 5 million, we’ll, let us – we wanted to get this news out to our investors to start, I’d really ask our investors just respectfully that we want to be able to put something in writing that – auditors and everyone has looked at. We believe that there is a lot of value here both from an investment from both the people that have been – that have invested and certainly the capital that’s been invested in this business. We’re at roughly about a $5 million number this year, this is a rapidly growing marketplace that quite frankly you’re seeing growth occur inside of our filings business, you’re seeing clearly growth occur over in UBmatrix business. And so we want to be able to give you an adequate view of the fact that we are burning cash as a marketplace is rapidly evolving from hundreds to thousands and what you just heard today is that in the U.K. millions of companies. And so I want to basically say that we’re going to put something – I don’t want to just give out piecemeal numbers, I’d rather be able to give investors an adequate view of the financial statements of the company and the asset that we believe that we’re buying to make a full decision as opposed to make a decision on the phone here with a few numbers. So I’d like to just simply ask for our ability to do a proper disclosure as opposed to a partial disclosure.

<Q – Steven Hart>: Okay, fair enough. One more question, the business that UBmatrix generated in ‘09, how much of that was global versus just U.S. business?

<A – Sunir Kapoor>: Well I would say, let me answer in a slightly different way to respect Phil’s comments on more complete disclosure. If you look at the number of customers UBmatrix has, roughly 40% of those customers are in the Americas, primarily in North America. About 15% are in Asia-Pacific, and about 43% are in EMEA, Europe, Middle East and Africa. So we have about 12 partners, who we sell through globally, and we have about 64 customers direct and indirect that we currently service. To give you a sense, we’re about, 20, 22 full-time employees, another seven contractors, to give you a size of the business.

<Q – Steven Hart>: Okay, super. I appreciate that.

Operator: Our next question comes from Miles Jennings with OV Metrics. Please proceed with your question.

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<Q – Miles Jennings, Jr.>: Hello. I recently saw a video, which was more or less a primer, using XBRL data in a financial application and the investment area. And it was apparently built over the weekend at UBmatrix and someone at your company was just giving a demo as to what can be done when you basically understand how to use XBRL and you have the underlying software to manipulate it in the way an analyst might like to see data viewed. And I just wondered in your near-term plans, is there a scheduled, not investment, but a development initiative on I-Metrix Pro, which is the EDGAR Online analytics tool, and you guys at UBmatrix have done so much in this area. I just wondered if the development staff of both your companies are going to be working together to expand and develop the I-Metrix Pro platform for investment analysts?

<A – Philip Moyer>: The short answer to that question is that pending shareholder approval of this strategy certainly our customer base being – I’ll say issuers, regulators and financial consumers of data and analytics are really the target customer bases that we’re looking at. And so, a short answer to your question is that we really do believe that putting together the great development talent at UBmatrix and also the development talent here at EDGAR that we can add value across each three of those, and so that last section, data and analytics, absolutely, I mean we really do feel like there is a great number of opportunities for deeper analytics on the XBRL market. Certainly the relationship that UBmatrix has and the DNA that UBmatrix has in software development and in databases and structures. If you look at some of the histories of, someone like a Sunir, who comes from a long history of both Oracle and Microsoft, this is a group of – this is an organization that is joining us with very, very deep expertise in very, very difficult and complex data sets, the management of them. So you combine that together with the great work that we’ve been doing on XBRL I really think that you have a very powerful opportunity on the data side of the market, which is again why we really believe in putting these two organizations together, is because we think it adds value across each of those three customer bases and the software, the services and data, really can go across all three of those customer bases.

<Q – Miles Jennings, Jr.>: Thank you.

Operator: There are no further questions in queue at this time. I would like to turn the call back over to Mr. Moyer for closing comments.

Philip Moyer, Chief Executive Officer and President

Well, thank you very much. We do look forward to detailing more about this transaction in the proxy statement. As I said, we view this as a very strategic acquisition and we look forward to your support.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Additional Information

In connection with the proposed issuances of EDGAR Online stock in the above-described transactions, EDGAR Online will file with the SEC a proxy statement. EDGAR Online will mail the proxy statement to its stockholders. EDGAR Online urges investors and security holders to read the proxy statement regarding the proposed issuances when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding these transactions, free of charge, at the SEC’s web site (www.sec.gov). You may also obtain these documents free from EDGAR Online at www.edgar-online.com, or by contacting the EDGAR Online Investor Relations Department at (203) 852-5660.

EDGAR Online and its directors, executive officers and certain other members of management and employees may be soliciting proxies from EDGAR Online stockholders in favor of the stock issuances. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the EDGAR Online stockholders in connection with the proposed stock issuances will be set forth in the proxy statement when it is filed with the SEC. You can find information about EDGAR Online’s executive officers and directors in the proxy statement for EDGAR Online’s 2009 annual meeting of stockholders, filed with the SEC on April 27, 2009, and in its Current Report on Form 8-K, filed with the SEC on January 29, 2010. Free copies of these documents may be obtained from EDGAR Online as described above.

Use of Forward-Looking Statements

Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this press release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and solutions and subscriptions business, the integration of UBmatrix into our business and the approval by our shareholders of certain transactions contemplated by the merger agreement. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the SEC, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, (x) changes in our business strategies and (xi) risks relating to the merger with UBmatrix, Inc. and the integration of its business into ours.